Exhibit 99.1

Soluna Holdings Reports Strong Adjusted EBITDA and Q2’24 Results

362% Increase in Revenue year-over-year

ALBANY, NY, August 15, 2024 - Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced financial results for the second quarter ended June 30, 2024.

John Belizaire, CEO of Soluna, said, “I am honored to lead such a resilient team. This year’s quarterly results show a markedly different company with many opportunities ahead. We have now successfully implemented all of our revenue diversification strategies and I am proud that the results are beginning to show and that we have achieved significant project milestones this quarter.”

Belizaire said, “Our venture into AI, the construction phase of Dorothy 2, the development of Project Kati, and the continued development of our 2 GW pipeline represents the next frontier of growth for our enterprise.”

Finance and Operational Highlights:

●	Strong Revenue – Revenue increased by 362% to $9.7 million in the three months ended of second quarter of 2024 compared to $2.1 million in the three months ended of second quarter of 2023.

●	Operating loss – Operating loss significantly improved to $3.7 million in the three months ended second quarter of 2024, a substantial 48% reduction from the $7.1 million operating loss in the second quarter of 2023.

●	Strong Adjusted EBITDA – Adjusted EBITDA (non-GAAP) ramped to $1.8 million compared to the second quarter of 2023 of ($2.0 million), an increase of $3.8 million driven by strong revenue growth and cost discipline through the Bitcoin halving.

●	Strong Cash Growth – Unrestricted cash increased 50% from the end of 2023, reaching $9.6 million.

●	HP Enterprise Partnership – Soluna has partnered with Hewlett Packard Enterprise to launch Soluna Cloud. By utilizing Soluna Cloud, enterprise customers can rapidly deploy AI workloads on a more sustainable and scalable platform, made possible by renewable energy, direct liquid cooling (DLC), and waste-heat recovery.

●	Signed Definitive Power Purchase Agreement with EDF Renewables – Project Kati is Soluna’s second Renewable Computing data center project in Texas. It will be co-located at a wind facility owned by EDF Renewables and Masdar. Project Kati will be executed in two phases, with each phase delivering 83 MW of renewable energy capacity to power high-performance computing applications, including Bitcoin Hosting and AI.

●	Completed Spring Demand Response Period and Began Summer Period – As part of its Demand Response Plan, Soluna has earned $1.2 million for the six months ended June 2024 at Project Dorothy.

●	Reduced Convertible Debt – Driven by strong share price momentum and trading volume, Convertible Note Holders reduced their principal balance through conversions from $7.7 million at the end of the first quarter of 2024 to $5.3 million at the end of the second quarter of 2024.

Adjusted EBITDA by Quarter

Financial Summary:

Key financial results for the second quarter include:

●	The strong second-quarter revenue of $9.7 million and the 4th consecutive quarter of positive Adjusted EBITDA showcased our resilience, reflecting only a 22% revenue decrease compared to the first quarter of 2024, despite the challenges posed by the Bitcoin halving in April, which drove the lower Adjusted EBITDA, as expected. The second quarter resulted in a revenue increase of 362% compared to the second quarter of 2023.

●	Cryptocurrency Mining Revenue increased by $3.6 million compared to the second quarter of 2023 when Project Sophie switched to Data Hosting, and Project Dorothy 1B was energized in the third quarter of 2023.

●	Data Hosting Revenue increased by approximately $3.7 million - compared to the second quarter of 2023, primarily related to the energization and deployment of hosting customers at Project Dorothy 1A and Project Sophie in 2023.

●	Adjusted EBITDA of $1.8 million – Adjusted EBITDA (non-GAAP) ramped from ($2.0 million) in the second quarter of 2023 to $1.8 million in the second quarter of 2024, an increase of $3.8 million driven by strong revenue growth and cost discipline.

Revenue & Cost of Revenue by Project Site

Second Quarter 2024

Revenue & Cost of Revenue by Project Site

Second Quarter 2023

●	Gross Profit improved by $4.5 million - as Project Sophie pivoted to Data Hosting and Project Dorothy reached full energization, costs of revenue either met or exceeded expectations, enabling strong Gross Profit (Loss) growth from ($390 thousand) for the second quarter of 2023 to $4.1 million for the second quarter of 2024.

Gross Profit by Quarter

●	Gross profit for the second quarter of 2024 compared to the first quarter of 2024 decreased by $2.8 million, while revenue declined by $2.9 million. This highlights the company’s cost management practices and discipline.

●	General and administrative expenses, excluding depreciation and amortization for the second quarter of 2024 increased by approximately $1.3 million in the second quarter of 2024 or 32% over the second quarter of 2023 - to $5.4 million from $4.1 million. The increase in general and administrative expenses was mainly due to employee-related expenses, legal fees, investor relations, and professional fees which are partially offset by a decrease in stock compensation expenses.

The unaudited financial statements are available online, here. A presentation of this Second Quarter Update can also be found online, here.

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Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

In addition to figures prepared in accordance with GAAP, Soluna from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow. These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

John Tunison

Chief Financial Officer

Soluna Holdings, Inc.

jtunison@soluna.io